Exhibit 99.1

American States Water Company Announces
Fourth Quarter and Full Year 2022 Results
•$0.05 per share decrease in recorded fourth quarter consolidated diluted EPS compared to fourth quarter of 2021, or $0.05 per share increase as adjusted
◦Fourth quarter recorded results reflect 2021 water rates. 2022 water rates, if approved as settled, would be retroactive to January 1, 2022 and would have add $0.09 per share to the quarter.
◦Fourth quarter results also reflect an unfavorable variance of $0.01 per share from lower gains on investments held to fund a retirement plan.

•$0.44 per share decrease in recorded full year 2022 consolidated diluted EPS compared to 2021, or $0.12 per share increase as adjusted

◦2022 recorded results reflect 2021 water rates. 2022 water rates, if approved as settled, would be retroactive to January 1, 2022 and would have add $0.38 per share to 2022 results.

◦2022 results also reflect an unfavorable variance of $0.18 per share from losses on investments held to fund a retirement plan compared to gains in 2021.

San Dimas, California, March 1, 2023…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.50 for the quarter ended December 31, 2022, as compared to basic and fully diluted earnings per share of $0.55 for the quarter ended December 31, 2021, a decrease of $0.05 per share.
Due to the delay in receiving a final decision from the California Public Utilities Commission (“CPUC”) on the pending water general rate case at AWR’s regulated water utility segment, Golden State Water Company (“GSWC”), to set new rates beginning in 2022, water revenues billed and recorded for the fourth quarter of 2022 were based on 2021 adopted rates, pending a final decision. When approved, the new rates will be retroactive to January 1, 2022 and cumulative adjustments will be recorded upon receiving a decision by the CPUC. Had the new 2022 water rates been approved effective January 1, 2022 and consistent with the settlement agreement reached between GSWC and the Public Advocates Office at the CPUC (“Public Advocates”), GSWC would have recorded additional fourth quarter revenues of $6.7 million, or $0.13 per share, and additional water supply costs of $1.9 million, or $0.04 per share, which all combined would have been $0.09 per share higher than what was actually recorded for the fourth quarter of 2022. Furthermore, included in the results for the fourth quarter ended December 31, 2022 were gains totaling $1.3 million, or approximately $0.03 per share, on investments held to fund one of the company's retirement plans, as compared to gains of $2.0 million, or $0.04 per share, for 2021, both due to financial market conditions.

Including the additional revenues and water supply costs in the results for the fourth quarter of 2022 had the water general rate case not been delayed and excluding the gains and losses on investments from both periods, adjusted consolidated diluted earnings for the fourth quarter of 2022 would have been $0.56 per share as compared to adjusted consolidated diluted earnings of $0.51 per share in 2021, an adjusted increase of $0.05 per share, or a 9.8% increase, despite a $0.03 per share reduction in the earnings for the fourth quarter of 2022 as a result of a lower debt cost in the pending cost of capital proceeding.

Fourth Quarter 2022 Results

The table below sets forth a comparison of the fourth quarter 2022 diluted earnings per share contribution recorded by business segment and for the parent company with amounts recorded during the same period in 2021.

	Diluted Earnings per Share
	Three Months Ended
	12/31/2022	12/31/2021	CHANGE
Water	$0.28	$0.36	$(0.08)
Electric	0.08	0.07	0.01
Contracted services	0.17	0.13	0.04
AWR (parent)	(0.03)	(0.01)	(0.02)
Consolidated fully diluted earnings per share, as reported	$0.50	$0.55	$(0.05)
Water Segment:

For the three months ended December 31, 2022, recorded diluted earnings from the water utility segment were $0.28 per share, as compared to $0.36 per share for the same period in 2021, a decrease of $0.08 per share. As discussed above, the water segment’s fourth quarter 2022 results would have included an additional $0.09 per share had there been no delay in receiving a final decision in the water general rate case that approved the new 2022 rates effective January 1, 2022. Furthermore, and also discussed above, the decrease was partly due to gains totaling $1.3 million, or approximately $0.03 per share, recorded during the fourth quarter of 2022 on investments held to fund one of the company’s retirement plans, as compared to gains totaling $2.0 million, or approximately $0.04 per share, recorded for the same period in 2021. Including the additional revenues and water supply costs in the results for the fourth quarter of 2022 had the water general rate case not been delayed and excluding the gains on investments from both periods, adjusted diluted earnings for the fourth quarter of 2022 at the water segment were $0.34 per share as compared to adjusted diluted earnings of $0.32 per share for the same period in 2021, an adjusted increase at the water segment of $0.02 per share, or a 6.3% increase, despite a $0.03 per share reduction in the earnings for the fourth quarter of 2022 as a result of a lower debt cost in the pending cost of capital proceeding as discussed below.

Excluding only the gains on investments from both periods discussed above, adjusted diluted earnings at the water segment for the fourth quarter of 2022 were $0.25 per share, as compared to adjusted earnings of $0.32 per share for the fourth quarter of 2021, an adjusted decrease of $0.07 per share due primarily to the following items:

•A decrease in water operating revenues of $2.6 million largely as a result of the lower cost of debt included in the pending May 2021 cost of capital application. GSWC recorded a reduction to revenues of $1.4 million, or $0.03 per share, to reflect management’s best estimate at this time of revenues subject to refund from the pending cost of capital proceeding, which includes the impact of GSWC’s lower cost of debt requested in its application. However, management cannot predict the ultimate outcome of the cost of capital application and the associated impact on 2022 revenues. Changes in estimates will be made, if necessary, as more information in this proceeding becomes available. As discussed, water revenues billed and recorded during the fourth quarter of 2022 were based on 2021 adopted rates, pending a final decision by the CPUC on the general rate case application. In addition, the decrease in water revenues was also due to approximately $1.0 million in over-collected amounts included in CPUC-approved pension and conservation balancing accounts, both of which are offset by lower expenses and have no net earnings impact.

•An overall increase in operating expenses of $2.0 million (excluding supply costs that remained relatively flat), which negatively impacted earnings and was mainly due to increases in (i) overall labor costs, (ii) other operation-related expenses resulting from higher chemical and water treatment costs and transportation expenses, (iii) administrative and general expenses resulting from higher insurance costs, and employee-related benefits, (iv) depreciation and amortization expenses resulting from additions to utility plant, and (v) property taxes as a result of higher assessed property values. These increases were partially offset by a decrease in maintenance expenses compared to the same period in 2021.

•The sale of non-utility-related land at the water segment resulted in a gain of $409,000 recorded during the three months ended December 31, 2021, with no equivalent item in 2022.

•An increase in interest expense (net of interest income) of $798,000 resulting primarily from an overall increase in total borrowing levels to support, among other things, the capital expenditures program at GSWC, and an increase in short-term interest rates.

•An overall increase in other income (net of other expenses) of $996,000 due primarily to a decrease in the non-service cost components related to GSWC's benefit plans resulting from lower actuarial losses recognized during the fourth quarter of 2022 as compared to the same period in 2021.

•A decrease in the effective income tax rate, which positively impacted net earnings at the water segment. The decrease resulted primarily from changes in certain flow-through and permanent items. As a regulated utility, GSWC treats certain temporary differences as flow-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction ratemaking. Changes in the magnitude of flow-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.

Electric Segment:

Diluted earnings from the electric utility segment were $0.08 per share for the three months ended December 31, 2022, as compared to $0.07 per share for the same period in 2021, an increase of $0.01 per share . An increase in electric operating revenues resulting from CPUC-approved rate increases effective January 1, 2022 and a lower effective income tax rate at the electric segment due to changes in flow-through taxes were partially offset by higher interest expenses. In April 2022, Bear Valley Electric Service, Inc. (“BVESI”) completed the issuance of $35.0 million in unsecured private placement notes consisting of 10 and 15 year terms. BVESI used the proceeds to pay down all outstanding borrowings under its credit facility as required by the CPUC.

Contracted Services Segment:
Diluted earnings from the contracted services segment increased $0.04 per share for the fourth quarter of 2022 as compared to the same period in 2021, largely due to an increase in construction activity resulting from timing differences of when such work was performed and higher management fee revenues resulting from resolution of various economic price adjustments, partially offset by higher overall operating expenses as compared to the same period of 2021.

AWR (Parent):
For the fourth quarter of 2022, diluted earnings from AWR (parent) decreased $0.02 per share compared to 2021 due primarily to an increase in interest expense resulting from higher short-term interest rates on borrowings made under AWR’s revolving credit facility and the effect of changes in state unitary taxes.

Full Year 2022 Results

The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company as recorded during the twelve months ended December 31, 2022 and 2021.

	Diluted Earnings per Share
	Twelve Months Ended
	12/31/2022	12/31/2021	CHANGE
Water	$1.45	$1.87	$(0.42)
Electric	0.24	0.21	0.03
Contracted services	0.46	0.48	(0.02)
AWR (parent)	(0.04)	(0.01)	(0.03)
Consolidated fully diluted earnings per share, as reported	$2.11	$2.55	$(0.44)

As noted in the table above, fully diluted earnings for the twelve months ended December 31, 2022 were $2.11 per share as compared to $2.55 per share recorded for 2021, a $0.44 per share decrease. Included in the results for the twelve months ended December 31, 2022 were losses totaling $5.2 million, or approximately $0.10 per share, on investments held to fund one of the company’s retirement plans as compared to gains of $4.3 million, or approximately $0.08 per share in 2021, a net decrease in earnings of $0.18 per share, both due to financial market conditions. Furthermore, GSWC's water revenues billed and recorded for the twelve months ended December 31, 2022 were based on 2021 adopted rates, pending a final decision by the CPUC in the pending general rate case application. Had the new 2022 water rates been approved by the CPUC effective January 1, 2022, GSWC would have recorded additional revenues of $30.3 million, or $0.59 per share, and additional water supply costs of $9.6 million, or $0.19 per share, per the settlement agreement with Public Advocates, as well as an additional reduction to revenues of $1.1 million, or $0.02 per share, to reflect the incremental impact of revenues subject to refund from the new 2022 rates as a result of the lower cost of debt in the pending cost of capital proceeding, which combined would have been $0.38 per share higher than what was actually recorded for the twelve months ended December 31, 2022.

Excluding the gains and losses on investments from both periods, and including the additional revenues and water supply costs in the results for the twelve months ended December 31, 2022 had the water general rate case not been delayed, adjusted consolidated diluted earnings for the twelve months ended December 31, 2022 would have been $2.59 per share as compared to adjusted diluted earnings of $2.47 per share in 2021, an adjusted increase of $0.12 per share, despite a $0.13 per share reduction in 2022's earnings as a result of a lower debt cost in the pending cost of capital proceeding.

For more details on the full year 2022 results, please refer to the company’s Form 10-K filed with the Securities and Exchange Commission.

Dividends
On February 7, 2023, AWR’s Board of Directors approved a first quarter dividend of $0.3975 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on March 1, 2023 to shareholders of record at the close of business on February 21, 2023. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 68 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has achieved a 9.2% compound annual growth rate (“CAGR”) in its calendar year dividend payments for 2012–2022. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion of Registrant’s operations in terms of earnings per share by business segment and AWR (parent), which equals each business segment’s earnings divided by AWR’s weighted average number of diluted common shares.  Furthermore, the gains and losses generated on the investments held to fund one of the Company’s retirement plans for the three- and twelve month periods ended December 31, 2022 and 2021 have been excluded and the retroactive impact of new 2022 water rates not yet recorded due to the delay in receiving a final decision from the CPUC, which will be retroactive to January 1, 2022 when approved, have been included to calculate adjusted diluted earnings per share when communicating AWR’s consolidated and its water segment’s results for the three- and twelve month periods ended December 31, 2022 and 2021 to help facilitate comparisons of AWR’s performance from period to period. Diluted earnings per share by business segment and adjusted diluted earnings per share constitute “non-GAAP financial measures” under the Securities and Exchange Commission rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. The non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. All of these measures are derived from consolidated financial information of the Registrant, but are not presented in our financial statements that are prepared in accordance with GAAP.
AWR uses earnings per share by business segment as an important measure in evaluating its operating results and believes it provides investors with clarity surrounding the performance of its segments.  AWR reviews this measurement regularly and compares it to historical periods and to its operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, March 2, 2023. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning March 2, 2023 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through March 9, 2023.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 263,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on 11 military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets
(in thousands)	December 31, 2022	December 31, 2021
Assets
Net Property, Plant and Equipment	$1,753,766	$1,626,004
Goodwill	1,116	1,116
Other Property and Investments	36,907	40,806
Current Assets	151,294	138,052
Other Assets	91,291	95,005
Total Assets	$2,034,374	$1,900,983
Capitalization and Liabilities
Capitalization	$1,156,096	$1,098,123
Current Liabilities	396,522	155,574
Other Credits	481,756	647,286
Total Capitalization and Liabilities	$2,034,374	$1,900,983

	Condensed Statements of Income
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2022	2021	2022	2021
	(unaudited)
Operating Revenues
Water	$75,041	$77,682	$340,602	$347,112
Electric	10,958	10,134	39,986	38,345
Contracted services	39,368	28,808	110,940	113,396
Total operating revenues	125,367	116,624	491,528	498,853

Operating Expenses
Water purchased	17,824	17,666	75,939	77,914
Power purchased for pumping	2,679	2,513	11,861	11,103
Groundwater production assessment	4,345	4,567	19,071	19,412
Power purchased for resale	5,853	3,037	15,039	11,240
Supply cost balancing accounts	(5,840)	(3,462)	(12,000)	(11,421)
Other operation	10,067	8,573	38,095	34,738
Administrative and general	21,160	20,609	86,190	83,547
Depreciation and amortization	10,913	10,440	41,315	39,596
Maintenance	3,272	3,873	13,392	12,781
Property and other taxes	5,647	5,257	22,894	22,522
ASUS construction	21,908	13,999	53,171	56,909
Gain on sale of assets	(75)	(465)	(75)	(465)
Total operating expenses	97,753	86,607	364,892	357,876

Operating income	27,614	30,017	126,636	140,977

Other Income and Expenses
Interest expense	(7,781)	(4,991)	(27,027)	(22,834)
Interest income	939	357	2,326	1,493
Other, net	2,495	2,136	125	5,134
Total other income and expenses, net	(4,347)	(2,498)	(24,576)	(16,207)

Income Before Income Tax Expense	23,267	27,519	102,060	124,770
Income tax expense	4,638	7,169	23,664	30,423
Net Income	$18,629	$20,350	$78,396	$94,347

Weighted average shares outstanding	36,961	36,936	36,955	36,921
Basic earnings per Common Share	$0.50	$0.55	$2.12	$2.55

Weighted average diluted shares	37,049	37,029	37,039	37,010
Fully diluted earnings per Common Share	$0.50	$0.55	$2.11	$2.55

Dividends paid per Common Share	$0.3975	$0.3650	$1.5250	$1.4000

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three and twelve months ended December 31, 2022 and 2021.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q4 2022	Q4 2021	Q4 2022	Q4 2021	Q4 2022	Q4 2021	Q4 2022	Q4 2021	Q4 2022	Q4 2021
Operating income	$15,294	$20,278	$3,767	$3,442	$8,555	$6,300	$(2)	$(3)	$27,614	$30,017
Other income and expense	3,181	2,674	(6)	(208)	101	(142)	1,071	174	4,347	2,498
Income tax expense (benefit)	1,723	4,377	794	1,096	2,077	1,507	44	189	4,638	7,169
Net income (loss)	$10,390	$13,227	$2,979	$2,554	$6,377	$4,935	$(1,117)	$(366)	$18,629	$20,350
Weighted Average Number of Diluted Shares	37,049	37,029	37,049	37,029	37,049	37,029	37,049	37,029	37,049	37,029
Diluted earnings per share	$0.28	$0.36	$0.08	$0.07	$0.17	$0.13	$(0.03)	$(0.01)	$0.50	$0.55

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2022	YTD 2021	YTD 2022	YTD 2021	YTD 2022	YTD 2021	YTD 2022	YTD 2021	YTD 2022	YTD 2021
Operating income	$92,455	$107,573	$11,740	$10,738	$22,449	$22,675	$(8)	$(9)	$126,636	$140,977
Other income and expense	22,339	16,263	425	(101)	(273)	(488)	2,085	533	24,576	16,207
Income tax expense (benefit)	16,346	22,095	2,439	2,975	5,476	5,434	(597)	(81)	23,664	30,423
Net income (loss)	$53,770	$69,215	$8,876	$7,864	$17,246	$17,729	$(1,496)	$(461)	$78,396	$94,347
Weighted Average Number of Diluted Shares	37,039	37,010	37,039	37,010	37,039	37,010	37,039	37,010	37,039	37,010
Diluted earnings per share	$1.45	$1.87	$0.24	$0.21	$0.46	$0.48	$(0.04)	$(0.01)	$2.11	$2.55